Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-126811

December 18, 2006

DINOSAURS.

DISCO RECORDS.

MARKET BARRIERS.

Convenient access to difficult-to-reach markets,

another innovative investment strategy from Barclays,

the world-leader in exchange traded products.

Go to www.iPathETN.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, illiquidity, and the creditworthiness of Barclays Bank PLC. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

The Securities may be sold throughout the day at market price on the exchange through any brokerage account. Sales in the secondary market may result in significant losses. Brokerage commissions will reduce returns. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors.

© 2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 3806-iP-1206